Exhibit 99.1

EDDIE BAUER REPORTS THIRD QUARTER AND YEAR-TO-DATE 2008 RESULTS -

CUTS THIRD QUARTER OPERATING LOSS BY 65% ($17.1 MILLION)

SEATTLE, WA, November 6, 2008 – Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported financial performance for the third quarter and nine-month period ended September 27, 2008. Operating loss improved by 65%, or $17.1 million to $9.4 million in the quarter, primarily due to lower selling, general and administrative (SG&A) expenses. Earnings before interest expense, income taxes, depreciation and amortization (EBITDA), excluding the fair value adjustments on the Company’s convertible debt, increased by $15.3 million to $0.1 million for the third quarter of 2008, and year-to-date adjusted EBITDA loss was narrowed to a $1.3 million loss for the first nine months of 2008 from an $18.0 million loss in the year-ago period, when excluding the fair value adjustments and certain non-recurring expenses.

“This was a transitional quarter for us as we scaled back substantially on unprofitable marketing, catalog and promotional expenses,” said Neil Fiske, President and Chief Executive Officer. “While our sales were negatively impacted by the reduced promotional activity and by the economic downturn, our profitability improved substantially. Costs and inventories were down, while cash flow and profits were up. This translated into a substantial improvement of $15.3 million in EBITDA, excluding the fair value adjustments on our convertible debt, and the cash flow gain was even greater. We are executing against our plan and demonstrating meaningful improvement.”

THIRD QUARTER HIGHLIGHTS

Revenue

Total revenues for the quarter decreased by $3.7 million to $207.3 million, compared to $211.0 million in the third quarter of 2007. Comparable store sales declined slightly for the quarter on lower promotional activity and catalog circulation. Catalog circulation pages were down approximately 22% for the quarter, while catalog productivity was up approximately 24% on a more targeted mailing strategy.

Comp Store Sales by Channel	Q3 2008 (%)	Q3 2007 (%)
Combined (retail and outlet)	(1.1)	3.4
Retail	(2.3)	8.0
Outlet	0.6	(2.8)
Direct	1.4	(0.7)

Net merchandise sales, included within total revenues, decreased by $2.7 million as follows:

	Q3 2008 ($ in millions)	Q3 2007 ($ in millions)	% Change
Net Merchandise Sales	196.1	198.8	(1.4)
Retail and Outlet	146.0	149.4	(2.3)
Direct	50.1	49.4	1.4

The Company operated 254 retail stores and 118 outlet stores in 2008, compared with 260 and 121 stores, respectively, in 2007.

Gross Margins

Gross margin rate rose to 30.2% in the third quarter from 29.9% in the year-ago quarter. Gross margin dollars remained relatively flat at $59.2 million in the third quarter of 2008 compared to $59.4 million in the prior year quarter, as a result of lower capitalized inventory costs and occupancy costs.

Inventory

At quarter end, total inventories were down 13.6% percent overall, and down 11.8% on a per store basis, partially due to floor set timing.

Selling, General and Administrative (SG&A)

SG&A expenses continued to show improvement as the Company maintains its focus on its key initiative of removing $25 to $30 million in total SG&A expenses in 2008. SG&A decreased by 18.7% ($18.3 million) in the third quarter of 2008.

EBITDA and Operating Loss

EBITDA, an important non-GAAP financial measure used to measure operating performance, improved by $15.3 million to slightly positive for the quarter when excluding the non-operational fair value adjustments in the embedded derivative liability of the Company’s convertible notes. Changes in the fair value do not affect the Company’s cash flow or operating profit. “Loss Before Income Tax Benefit” (shown below) is considered the comparable GAAP measure. (See the attached table, “Reconciliation of Non-GAAP Financial Measures,” for a more complete description.)

The 65% improvement in operating loss was primarily driven by the 18.7% ($18.3 million) decrease in SG&A expenses as compared to the prior year quarter.

	Q3 2008 ($ in millions)	Q3 2007 ($ in millions)	$ Change	% Change
Operating Loss	(9.4)	(26.5)	17.1	64.6
EBITDA	(7.9)	(3.9)	(4.0)	(100.6)
EBITDA excluding nonrecurring and nonoperational items	0.1	(15.2)	15.3	99.6
Loss Before Income Tax Benefit	(23.6)	(20.7)	(2.9)	14.1

Net Loss

Net loss for the third quarter increased by $2.2 million to $18.6 million, or $0.61 per share, primarily driven by a $19.2 million non-cash change in the fair value adjustment of the Company’s embedded derivative liability associated with its convertible notes.

“We enter the fourth quarter in a financially stronger position this year than last. Nevertheless, we are concerned about deterioration in the macroeconomic retail trends and consumer sentiment, which is putting pressure on both top-line sales and margin. We saw a sharp drop in mall traffic and consumer spending in the latter part of September that continued into the fourth quarter. The biggest part of the season is still ahead of us — but how it will play out is very uncertain and requires caution,” said Mr. Fiske.

YEAR-TO-DATE RESULTS

Revenues

Total revenues for the year-to-date period increased by 0.2% to $653.5 million, compared to $651.9 million in the first nine months of 2007. Catalog circulation pages were down approximately 14% for the year, as the Company has become more selective in its mailing strategy. Catalog productivity increased by approximately 14%. Comparable store sales for our retail and outlet stores and direct sales were as follows:

Comp Store Sales by Channel	Nine Months 2008 (%)	Nine Months 2007 (%)
Combined (retail and outlet)	2.8	4.2
Retail	4.1	9.0
Outlet	0.8	(2.6)
Direct	(0.2)	7.6

The Company opened seven retail and three outlet stores, and closed 24 retail and five outlet stores during the first nine months of 2008.

Net merchandise sales included within total revenues were as follows:

	Q3 2008 ($ in millions)	Q3 2007 ($ in millions)	% Change
Net Merchandise Sales	615.3	611.7	0.6
Retail and Outlet	441.2	437.2	0.9
Direct	174.1	174.5	(0.2)

Gross Margins

Gross margin percentage increased 0.5% to 32.1% during the first nine months of 2008 from 31.6% in the prior year period. Gross margin dollars increased to $197.6 million for the period from $193.3 million in the prior year, as a result of lower capitalized inventory costs and lower occupancy costs.

SG&A

SG&A declined by $39.0 million to $270.4 million, or 43.9% of net merchandise sales for the nine months ended September 27, 2008 from $309.4 million, or 50.6% a year ago. Excluding the $16.4 million of non-recurring expenses from the prior year as compared to $3.1 million in the current year, SG&A expenses decreased by $25.7 million due to the Company’s cost cutting efforts and lower advertising and promotional costs. This was partially offset by less SG&A capitalized into inventory due to the 13.6% reduction in inventory levels and increased shipping expenses resulting from higher fuel costs.

EBITDA and Operating Loss

EBITDA for the first nine months of 2008 improved by $16.7 million, when excluding certain non-operational and non-recurring items, to a loss of $1.3 million from a loss of $18.0 million in the first nine months of 2007.

Operating loss improved to $34.6 million during the first nine months of 2008, from $75.9 million for the prior year comparable period, driven by the $39.0 million reduction in SG&A expenses discussed above and an increase in gross margin dollars.

	Q3 2008 ($ in millions)	Q3 2007 ($ in millions)	$ Change	% Change
Operating Loss	(34.6)	(75.9)	41.3	54.5
EBITDA	(13.8)	(32.5)	18.7	57.6
EBITDA excluding nonrecurring and nonoperational items	(1.3)	(18.0)	16.7	92.9
Loss Before Income Tax Benefit	(61.7)	(89.4)	27.7	31.0

Net Loss

Net loss for the first nine months of 2008 improved by $45.5 million to $38.0 million, or $1.24 per share, compared to a net loss of $83.5 million, or $2.74 per share, in 2007. The reduction in the Company’s net loss resulted from the $41.3 million improvement in operating loss and a $17.8 million higher tax benefit in the current year, offset by a $10.7 million change in the valuation of the Company’s embedded derivative liability on its convertible notes.

Balance Sheet Highlights Year Over Year

Senior Term Loan: Decreased to $192.8 million at 2008 third quarter end from $223.9 million a year earlier, a reduction of $31.1 million, or 13.9%. Reductions to the outstanding balance included a $20 million voluntary prepayment and $11.1 million of mandatory repayments arising from the sale of certain receivables.

Short Term Borrowings: Decreased to $26.7 million at the end of the third quarter of 2008 from $54.6 million at third quarter end 2007, a reduction of $27.9 million or 51.1%.

Inventories: Decreased to $175.0 million at 2008 third quarter end from $202.6 million a year earlier, a decrease of $27.6 million or 13.6%.

Capital Expenditures: Decreased to $15.6 million for the first nine months of 2008 from $43.7 million for the comparable period in 2007, a reduction of $28.1 million, or 64.3%, as a result of the completion of the new corporate headquarters in 2007 and fewer store openings in 2008.

Details of the Company’s financial performance for the third quarter and first nine months of 2008 are available in the Quarterly Report on Form 10-Q for the period ended September 27, 2008.

Stockholder Vote

On November 5, 2008, the Company’s stockholders approved an extension of the current 4.75% ownership limitation contained in the Company’s Certificate of Incorporation from January 4, 2009 to January 1, 2012.

CONFERENCE CALL

The Company will host a conference call on November 6, 2008, at 1:30 pm PST (4:30 pm EST) to discuss its financial results for the third quarter 2008.

•	To access the live conference call, participants may dial 800-309-1301 or 719-785-1745.

•	A simultaneous webcast will be available and can be accessed through the investors section of Eddie Bauer’s website at http://investors.eddiebauer.com/events.cfm.

•

Following the call, a recorded replay of the conference call may be accessed through the investors section of the Company’s website. In addition, a telephonic replay will be available through November 13, 2008 by dialing 888-203-1112 or 719-457-0820 and entering the code 4635520.

ABOUT EDDIE BAUER

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 375 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential”, qualifiers such as “preliminary”, and similar expressions. Forward-looking statements are not guarantees of future events, and the Company can provide no assurance that such statements will be realized. Forward-looking statements contained in this press release are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including a continued downturn in the national and global economies; the ability to meet the covenants contained in our various credit facilities; changes in consumer confidence and consumer spending patterns; our inability to effectuate our proposed turnaround of Eddie Bauer as a premium quality brand and improve profitability of our retail and outlet stores, catalogs and website operations; our inability to hire, retain and train key personnel; risks associated with legal and regulatory matters; risks associated with rising energy costs; the volatility of foreign exchange rates as they impact our results of operations; risks associated with reliance on information technology; increased levels of merchandise returns not estimated by management; our inability to source our requirements from our current sourcing agents; disruption in our back-end operations; the inability of our joint venture partner to operate our joint venture effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; the Company’s inability to use its federal net operating loss carryforwards, whether as a result of lack of future income from tax purposes or otherwise; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form 10-K for the period December 29, 2007 and Quarterly Reports on Form 10-Q for the periods ended March 29, 2008, June 28, 2008 and September 27, 2008. The information contained in this release is as of November 6, 2008, and except as required by law, we undertake no obligation to update any of these forward-looking statements.

—Tables Follow—

Contacts:

Investors and Media

Eddie Bauer Holdings, Inc.

Marv Toland, Chief Financial Officer 425-755-6226

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	As of September 27, 2008	As of December 29, 2007
Cash and cash equivalents	$3,546	$27,596
Restricted cash	180	30,862
Accounts receivable, less allowances for doubtful accounts of $367 and $983, respectively	21,781	30,122
Inventories	175,003	158,223
Prepaid expenses	31,515	27,297

Total Current Assets	232,025	274,100
Property and equipment, net of accumulated amortization of $114,388 and $90,557, respectively	180,078	195,103
Goodwill	107,748	107,748
Trademarks	185,000	185,000
Other intangible assets, net of accumulated amortization of $27,646 and $22,332, respectively	16,419	21,668
Other assets	23,823	27,813

Total Assets	$745,093	$811,432

Trade accounts payable	$59,915	$45,102
Bank overdraft	10,887	12,915
Accrued expenses	84,682	107,036
Current liabilities related to Spiegel Creditor Trust Short-term borrowings	180 26,699	30,870 —
Deferred tax liabilities - current	2,879	6,356

Total Current Liabilities	185,242	202,279
Deferred rent obligations and unfavorable lease obligations	44,134	42,811
Deferred tax liabilities - noncurrent	13,734	30,490
Senior term loan	192,769	196,162
Convertible note and embedded derivative liability, net of discount of $17,929 and $19,629, respectively	73,260	66,113
Other non-current liabilities	5,184	7,802
Pension and other post-retirement benefit liabilities	8,530	9,503

Total Liabilities	522,853	555,160
Commitments and Contingencies
Common stock:
$0.01 par value, 100 million shares authorized; 30,824,275 and 30,672,631 shares issued and outstanding as of September 27, 2008 and December 29, 2007, respectively	308	307
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	592,675	588,302
Accumulated deficit	(374,758)	(336,818)
Accumulated other comprehensive income, net of taxes of $2,631 and $2,848, respectively	4,172	4,638

Total Stockholders’ Equity	$222,240	$256,272

Total Liabilities and Stockholders’ Equity	$745,093	$811,432

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

(Unaudited)

	Three Months Ended September 27, 2008	Three Months Ended September 29, 2007	Nine Months Ended September 27, 2008	Nine Months Ended September 29, 2007
Net sales and other revenues	$207,289	$210,952	$653,539	$651,923
Costs of sales, including buying and occupancy	136,958	139,472	417,755	418,459
Selling, general and administrative expenses	79,723	98,018	270,350	309,358

Total operating expenses	216,681	237,490	688,105	727,817
Operating income (loss)	(9,392)	(26,538)	(34,566)	(75,894)
Interest expense	5,584	6,589	16,607	19,711
Other income (expense)	(7,898)	13,413	(5,037)	7,319
Equity in income (losses) of foreign joint ventures	(735)	(973)	(5,524)	(1,127)

Loss before income tax benefit	(23,609)	(20,687)	(61,734)	(89,413)
Income tax benefit	(4,979)	(4,247)	(23,735)	(5,944)

Net loss	$(18,630)	$(16,440)	$(37,999)	$(83,469)

Net loss per basic and diluted share	$(0.61)	$(0.54)	$(1.24)	$(2.74)
Weighted average shares used to compute net loss per basic and diluted share	30,773,794	30,583,930	30,712,434	30,474,393

EDDIE BAUER HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in thousands)

(Unaudited)

	Three Months Ended September 27, 2008	Three Months Ended September 29, 2007	Nine Months Ended September 27, 2008	Nine Months Ended September 29, 2007
Loss before income tax benefit	$(23,609)	$(20,687)	$(61,734)	$(89,413)
Interest expense	5,584	6,589	16,607	19,711
Depreciation and amortization	10,140	10,168	31,365	37,216

EBITDA	(7,885)	(3,930)	(13,762)	(32,486)
Fees and other costs related to terminated merger agreement	—	—	—	6,396
Severance charges (2008-RIF/2007-CEO)	—	—	2,500	8,418
Litigation settlement	—	—	—	1,600
Loss on extinguishment of debt	—		—	3,284
Impairment of foreign joint venture	—	—	3,922	—
Write-off related to foreign joint venture		—	606	—
Change in fair value of convertible note embedded derivative liability	7,946	(11,319)	5,447	(5,254)

EBITDA, excluding certain non-operational and non-recurring items	$61	$(15,249)	$(1,287)	$(18,042)